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                                                            EXHIBIT 28(H)(7)(B)

                               November 30, 2010

Lincoln Variable Insurance Products Trust
1300 South Clinton Street
Fort Wayne, IN 46802

Re: (1) Fund Participation Agreement dated June 12, 2009 between American International Life Assurance Company of New York ("AI Life"), Lincoln Variable Insurance Products Trust ("Lincoln Trust"), Lincoln Investment Advisors Corporation and Lincoln Financial Distributors, Inc. ("Participation Agreement")
    (2) Rule 22c-2 Agreement dated June 12, 2009 between Lincoln Trust, AIG Life Insurance Company ("AIG Life") and AI Life ("Rule 22c-2 Agreement") ("Participation Agreement" and "Rule 22c-2 Agreement" are collectively referred to hereinafter as the "Agreements.")

Dear Fund Partner:

   As you may already be aware, AI Life will be merging with and into The United States Life Insurance Company in the City of New York ("USL"), the surviving company, effective December 31, 2010 (hereinafter referred to as the "Merger").

   Your fund trust company may have agreements with AI Life pursuant to which the trust acted as an investment vehicle for separate accounts established by AI Life for variable life insurance policies and variable annuity contracts (the "Contracts").

   As a result of Merger, if AI Life was party to the Agreements, then all rights, duties and obligations arising under the Agreements would be effectively assigned to USL which company will assume the rights, duties and obligations of AI Life thereunder.

   Pursuant to Section 8.2(l) of the Participation Agreement, AI Life hereby requests your consent to the assignment of its rights, duties and obligations under such agreement to USL. AI Life also requests your consent to the assignment of the rights, duties and obligations of AI Life under the Rule 22c-2 Agreement to USL. Please indicate your consent to these assignments by signing below. The consent to the assignments will be effective December 31, 2010.

   AIG Life is a party to the Rule 22c-2 Agreement, however, its rights, duties and obligations under such agreement are unaffected by the Merger. Effective December 8, 2009, AIG Life changed its name to American General Life Insurance Company of Delaware.

   To the extent that provisions of the Agreements and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreements shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects as amended hereby.

   If you have any questions regarding this matter, please contact Vickie Pellicciotti at (713) 831-1076 or Jennifer Powell at (713) 831-4954.

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AMERICAN INTERNATIONAL LIFE
ASSURANCE COMPANY OF NEW YORK
                                        ATTEST:
By: /s/ Rodney E. Rishel
Rodney E. Rishel                        By: /s/ Lauren W. Jones
Senior Vice President                   Lauren W. Jones
                                        Assistant Secretary

THE UNITED STATES LIFE INSURANCE
COMPANY IN THE CITY OF NEW YORK
                                        ATTEST:
By: /s/ Rodney E. Rishel
Rodney E. Rishel                        By: /s/ Lauren W. Jones
Senior Vice President                   Lauren W. Jones
                                        Assistant Secretary

AMERICAN GENERAL LIFE COMPANY OF
DELAWARE INSURANCE (formerly
AIG Life Insurance Company)
                                        ATTEST:

By: /s/ Rodney E. Rishel                By: /s/ Lauren W. Jones
Rodney E. Rishel                        Lauren W. Jones
Senior Vice President                   Assistant Secretary

Consented to, Acknowledged and Agreed:

LINCOLN VARIABLE INSURANCE
PRODUCTS TRUST

By: /s/ Kevin J. Adamson
Kevin J. Adamson
Second Vice President

LINCOLN INVESTMENT ADVISORS
CORPORATION

By: /s/ William P. Flory, Jr.
William P. Flory, Jr.
Second Vice President
LINCOLN FINANCIAL DISTRIBUTORS, INC.

By: /s/ Thomas O'Neill
Thomas O'Neill
Vice President